CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 21, 2007 relating to the consolidated financial statements of Colombia Goldfields Limited as at and for the year ending December 31, 2006, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada
July 18, 2007

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.